Exhibit 10.4

August 7th, 1990

Mr. Robert D. Aubrey

Spokane, Washington 99203

Dear Bob:

        We are pleased to offer you the position of Vice President, Marketing at Biomira Inc. As discussed with you, we believe that your excellent background makes you a natural candidate for the position.

        I would like to confirm the details of our offer as follows:

  1.
  Salary will be Cdn. $7,584 per month with an annual review on your anniversary date.

  2.
  We will provide an annual vacation of three (3) weeks plus one (1) week at Christmas.

  3.
  You will become immediately eligible for our employee benefit plan which includes prescription drugs, dental and eye care insurance. Medical care insurance is covered under the Alberta Government Health Insurance Plan.

  4.
  Biomira will pay normal M.L.S. realty costs on the sale of your current home in Washington (6%).

  5.
  Biomira will cover normal relocation costs of your packing, and the transportation of regular household goods to Edmonton. Any storage expense upon arrival is your responsibility.

  6.
  Biomira will provide up to four (4) weeks of temporary living accommodation while you secure your local residence.

  7.
  We will mutually establish objectives and based on performance, you will be eligible for up to a 30% bonus.

  8.
  We will issue a stock option plan of 50,000 shares as approved by the Board of Directors, based on the closing price on the T.S.E. on August 31st, 1990. Amounts will be exercisable at 25%, 25% and 50% on your 1st, 2nd and 3rd year anniversary date.

  9.
  The commencement date for this position is September 1, 1990 or sooner if available.

  10.
  Biomira will cover the application fees necessary for immigration to Canada and assist in providing the necessary documentation.

        In anticipation of your acceptance of our offer, we are in the process of developing the documents necessary for your immigration. Please call me to discuss the requirements for your immigration to Canada.

        We look forward to you joining our rapidly growing and dynamic team at Biomira. Please sign and return this agreement as soon as possible so we can move ahead with our plans.

        I look forward to hearing from you.

Sincerely,

/s/ Gordon J. Politeski Gordon J. Politeski President
GJP:cm
Enclosures
Accepted this 7th day of August 1990.
/s/ Robert D. Aubrey Robert D. Aubrey